Exhibit 99.1

AT THE COMPANY	ON THE WEB
Mike Lonsway	www.forestcity.net
Senior Vice President – Planning
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

Forest City expands revolving credit facility to $600 million;
adds $335 million, five-year term loan facility

•Term loan targeted to address maturity on New York Times building

CLEVELAND, Ohio - May 5, 2016 - Forest City Realty Trust, Inc., (NYSE: FCEA and FCEB) today announced that it has exercised a portion of the accordion feature of its unsecured credit facility, raising the total facility from $500 million to $600 million. In addition, the company announced it has closed a new credit agreement, which provides for a $335 million, five-year term loan facility. Borrowing under the term loan facility are expected to be used, together with proceeds from asset dispositions, to address the 2017 mortgage maturity on the company’s interest in the New York Times building, a 52-story, Renzo Piano-designed office building in midtown Manhattan.

"We are gratified by the ongoing support of our line banks as we continue to de-lever and transform the company. The addition of the new term loan facility gives us another tool in those efforts,” said David J. LaRue, president and chief executive officer. “The New York Times building is one of our most valuable, productive and iconic assets. The term loan facility will allow us to address the mortgage maturity and add this asset to our unencumbered pool as we continue to build a strong, sustaining capital structure."

The company’s revolving credit facility runs through November 2019 and includes two, six-month extension options, as well as an accordion feature allowing the facility to be increased to a maximum of $750 million. Initially priced at LIBOR plus 160 bps, the pricing is anticipated to drop to LIBOR plus 150 bps based on the company’s improved leverage ratio at March 31, 2016.

The $335 million term loan facility is anticipated to be priced at LIBOR plus 145 bps based on the company’s leverage ratio at March 31, and must be drawn by November 30, 2016 or the lenders’ commitments expire. Forest City intends to draw on the term loan facility in the fourth quarter of 2016 and, together with additional cash, address the maturity on the New York Times building by yearend.

Forest City’s interest in the building consists of 735,000 square feet of Class A office space on floors 28 through 50, as well as 23,000 square feet of street-level retail. It carries a $640 million, interest-only mortgage, with a fixed interest rate of 6.4 percent and maturity in 2017. In addressing the maturity, the company currently estimates that it will incur a prepayment penalty in the range of $30-$35 million.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets LLC acted as joint lead arrangers and joint bookrunners for the company’s revolving credit facility and the new term loan facility. Lenders participating in the facilities include: Bank of America, N.A. (administrative agent), PNC Bank, National Association (syndication agent), Bank of New York Mellon, Citibank, Huntington Bank, US Bank, Barclays, KeyBank, M&T Bank, Fifth Third Bank, Goldman Sachs and Associated Bank.

About Forest City
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $10.0 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. For more information, visit www.forestcity.net.

Safe Harbor Language
Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of issuing equity, debt or both, and selling assets to fund capital expenditures, future growth and expansion initiatives, the impact of the amount and timing of any future distributions, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, illiquidity of real estate investments, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its revolving credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the impact of credit rating downgrades, increased legislative and regulatory scrutiny of the financial services industry and inflation risks, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.